Exhibit 10.41
AMENDED STOCK OPTION CONSIDERATION AGREEMENT
GRANT DATE:
The following Agreement is established to amend prior stock option consideration agreements and to protect the trade secrets, intellectual property, confidential information, customer relationships and goodwill of Motorola, Inc. and each of its subsidiaries (the “Company”) both as defined in the Motorola Omnibus Incentive Plan of 2006, as amended (the “2006 Plan”).
As consideration for the stock option(s) granted to me on the date shown above under the terms of the 2006 Plan and Motorola having provided me with Confidential Information as Chairman and Chief Executive Officer of the Company, I agree to the following:
(1) I agree that if I violate Section 7 of my Employment Agreement, dated December 15, 2003 (“Employment Agreement”), as amended, in addition to all of the remedies provided therein and all other remedies available in law and/or equity, then all of my vested and unvested Covered Options will terminate and no longer be exercisable; and for all Covered Options exercised within two years prior to the termination of my employment for any reason or anytime after termination of my employment for any reason, I will immediately pay to the Company the difference between the exercise price on the date of grant and the market price on the date of exercise for the Covered Options (the “spread”). Fair Market Value is as defined in the Award Document for the Covered Options. Section 7 of my Employment Agreement, as amended, applies in the countries in which I have physically been present performing work for the Company at any time during the two years preceding termination of my employment for any reason.
(2) I acknowledge that the harm caused to the Company by the breach or anticipated breach of paragraph 1 of this Agreement will be irreparable and I agree the Company may obtain injunctive relief against me in addition to and cumulative with any other legal or equitable rights and remedies the Company may have pursuant to this Agreement, my Employment Agreement dated December 15, 2003, as amended, any other agreements between me and the Company for the protection of the Company’s confidential information, or law, including the recovery of liquidated damages. I agree that any interim or final equitable relief entered by a court of competent jurisdiction, as specified in paragraph 7 below, will, at the request of the Company, be entered on consent and enforced by any such court having jurisdiction over me. This relief would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.
(3) The requirements of this Agreement can be waived or modified only upon the prior written consent of Motorola, Inc. I acknowledge that the promises in this Agreement, not any employment of or services performed by me in the course and scope of that employment, are the consideration for the Covered Options. I agree the Company shall have the right to assign this Agreement which shall not affect the validity or enforceability of this Agreement. This Agreement shall inure to the benefit of the Company assigns and successors.
(4) I agree that upon termination of employment with the Company for any reason, during the Restricted Period, as defined in my Employment Agreement, as amended, I will immediately inform the Company of (i) the identity of my new employer (or the nature of any start-up business, consulting arrangements or self-employment), (ii) my new title, and (iii) my job duties and responsibilities. I hereby authorize the Company to provide a copy of this Agreement to my new employer. I further agree to provide information to the Company as may from time to time be requested in order to determine my compliance with the terms of this Agreement.
(5) With respect to the subject matter hereof, this Agreement is my entire agreement with the Company. No waiver of any breach of any provision of this Agreement by the Company shall be construed to be a waiver of any succeeding breach or as a modification of such provision. The provisions of this Agreement shall be severable and in the event that any provision of this Agreement shall be found by any court as specified in paragraph 7 below to be unenforceable, in whole or in part, the remainder of this Agreement shall nevertheless be enforceable and binding on the parties. I also agree that the court may modify any invalid, overbroad or unenforceable term of this Agreement so that such term, as modified, is valid and enforceable under applicable law. Further, I affirmatively state that I have not, will not and cannot rely on any representations not expressly made herein.
(6) I accept the terms of this Agreement and the above option(s) to purchase shares of the Common Stock of the Company, subject to the terms of this Agreement, the 2006 Plan and any Award Document issued pursuant thereto. I am familiar with the 2006 Plan and agree to be bound by it to the extent applicable, as well as by the actions of the Company’s Board of Directors or any committee thereof.
(7) I agree that this Agreement and the 2006 Plan and any Award Document issued pursuant thereto, together constitute an agreement between the Company and me. I further agree that this Agreement is governed by the laws of Illinois, without giving effect to any state’s principles of Conflicts of Laws, and any legal action related to this Agreement shall be brought only in a federal or state court located in Illinois, USA.
I accept the jurisdiction of these courts and consent to service of process from said courts for legal actions related to this Agreement and the Covered Options.

Date	Signature	Printed Name

Commerce ID
IN ORDER FOR THE ABOVE-REFERENCED OPTION(S) TO BE AWARDED, THIS AGREEMENT, SIGNED AND DATED, MUST BE RETURNED TO THE COMPENSATION AND LEADERSHIP COMMITTEE OR ITS DELEGATE NO LATER THAN                     .